ALZA
                                                      Ground Lease

                                                     EXHIBIT 10.13

                             GROUND LEASE

     THIS GROUND LEASE (this "Lease"), dated this first day of September, 1997 is made and entered into by and between Richard T. Peery, Trustee, or his Successor Trustee, UTA dated July 20, 1977 (Richard T. Peery Separate Property Trust), as amended, and John Arrillaga, Trustee, or his Successor Trustee, UTA dated July 20, 1977 (John Arrillaga Survivor's Trust, formerly known as the Arrillaga Family Trust), as amended (collectively, "Landlord"), and ALZA Corporation, a Delaware corporation ("Tenant").

     Landlord and Tenant (sometimes referred to collectively as the "Parties") agree to the terms, covenants and conditions of this Lease, as follows:

1. PREMISES. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord that certain unimproved parcel of land consisting of approximately 6.925 acres, located at Amphitheatre Parkway and Garcia Avenue in Mountain View, California. The 6.925 acres of land ("Premises") leased hereunder is leased strictly on an "as is" basis and subject to all assessments, covenants, conditions, liens, encumbrances and title matters and is more particularly described in Exhibit A attached hereto and by reference made a part hereof. The Premises together with all buildings ("Buildings") and other improvements to be located thereon from time to time shall hereafter be referred to as the "Project".

2.   USE.

     2.1. Permitted Uses. Subject to all of the terms and provisions of this Lease, Tenant shall be entitled to use the Project for any lawful purpose.

     2.2. Compliance. Tenant, at its sole cost and expense, shall promptly comply with all laws, statutes, ordinances and governmental rules, regulations or requirements now or hereafter in effect relating to the Project; with the requirements of any board of fire underwriters or other similar body now or hereafter constituted; and with any direction or occupancy certificate issued pursuant to law by any public officer; provided, however, that no such failure shall be deemed a breach of the provisions of this Lease if Tenant, immediately upon notification, commences to remedy or rectify said failure. The judgment of any court of competent jurisdiction, following the expiration of any appeal period, or the admission of Tenant in any action against Tenant, whether Landlord be a party thereto or not, that Tenant has violated any such law, statute, ordinance or governmental rule, regulation, requirement, direction or provision, shall be conclusive of that fact as between Landlord and Tenant.

     2.3. Restriction on Use. Tenant shall not do or permit to be done in or about the Project nor bring or keep or permit to be brought or kept in or about the Project anything which is prohibited by or will in any way increase the existing rate of (or otherwise adversely affect) fire or any insurance covering the Project or any part thereof, or any of its contents, or will cause a cancellation of any insurance covering the Project or any part thereof, or any of its contents, except to the extent that Tenant, upon notice thereof, is able to arrange for the continuation or replacement of such insurance coverage, with any increased costs of such continued or replacement insurance to be paid exclusively by Tenant. No materials, supplies, equipment, finished products or semi-finished products, raw materials or articles of any nature shall be stored upon or permitted to remain outside any Building, except in screened storage areas. Tenant shall not commit or suffer to be committed any waste in or upon the Project. Tenant shall indemnify, defend and hold Landlord harmless against any loss, expense, damage, reasonable attorneys' fees, or liability arising out of failure of Tenant to comply with any applicable law relating to Tenant's use of the Project or with which Tenant is otherwise obligated to comply under the terms of this Lease. The provisions of this Paragraph are for the benefit of Landlord only and shall not be construed to be for the benefit of any tenant or occupant of the Project.

     2.4. Hazardous Materials. Landlord and Tenant agree as follows with respect to the existence or use of "Hazardous Materials" (as defined herein) on, in, under or about the Project and the real property located beneath said Project (hereinafter collectively referred to as the "Property"):

     A. As used herein, the term "Hazardous Materials" shall mean any material, waste, chemical, mixture or byproduct which is or hereafter is defined, listed or designated under Environmental Laws (defined below) as a pollutant, or as a contaminant, or as a toxic or hazardous substance, waste or material, or any other hazardous, toxic, biohazardous, or radioactive material, waste, chemical, mixture or byproduct, or which is listed, regulated or restricted by any Environmental Law (including, without limitation, petroleum hydrocarbons or any distillates or derivatives or fractions thereof, polychlorinated biphenyls, or asbestos). As used herein, the term "Environmental Laws" shall mean any applicable Federal, State of California or local government law (including common law), statute, regulation, rule, ordinance, permit, license, order, requirement, agreement, or approval, or any determination, judgment, directive, or order of any executive or judicial authority at any level of Federal, State of California or local government (whether now existing or subsequently adopted or promulgated) relating to pollution or the protection of the environment, ecology, natural resources, or public health and safety.

     B. As used herein, the term "Tenant's Hazardous Materials Activities" shall mean any and all use, handling, generation, storage, disposal, treatment, transportation, discharge, or emission of any Hazardous Materials on, in, beneath, to, from, at or about the Property, in connection with Tenant's use of the Property, or by Tenant or by any of Tenant's agents, employees, contractors, vendors, invitees, visitors or its future subtenants or assignees. Tenant agrees that any and all Tenant's Hazardous Materials Activities shall be conducted in strict, full compliance with applicable Environmental Laws at Tenant's expense, and shall not result in any contamination of the Property or the environment. Tenant agrees to provide Landlord with prompt written notice of any spill or release of Hazardous Materials at the Property during the term of the Lease of which Tenant becomes aware, and further agrees to provide Landlord with prompt written notice of any material violation of Environmental Laws in connection with Tenant's Hazardous Materials Activities of which Tenant becomes aware. If Tenant's Hazardous Materials Activities involve Hazardous Materials other than normal use of customary landscaping, cleaning, household and office supplies and personal use items, Tenant also agrees at Tenant's expense: (i) to install such Hazardous Materials monitoring, storage and containment devices as required by the governing agencies associated with any Tenant's Hazardous Materials Activities or otherwise specifically required by any governing agency of Tenant and (ii) provide Landlord annually with copy of the Hazardous Materials Business Plan that Tenant is required to file with the Certified Unified Program Agency ("CUPA") that exercises jurisdiction over the Property at the same time each year that Tenant files such plan with the CUPA, as contemplated in the California Health and Safety Code. Tenant, at its expense, shall promptly undertake and complete any and all steps necessary, and in full compliance with applicable Environmental Laws, to fully correct any and all problems or deficiencies relating to Tenant's Hazardous Materials Activities, and promptly provide Landlord with documentation of all such corrections.

     C. Prior to termination or expiration of the Lease, Tenant, at its expense, shall (i) properly remove from the Property all Hazardous Materials which came to be located at the Property as a result of Tenant's Hazardous Materials Activities, and (ii) fully comply with and complete all facility closure requirements of applicable
Environmental Laws regarding Tenant's Hazardous Materials Activities, including but not limited to (x) properly restoring and repairing the Property to the extent damaged by such closure activities, and (y) if applicable, obtaining from the local Fire Department or other appropriate governmental authority with jurisdiction a written concurrence that closure has been completed in compliance with applicable Environmental Laws. Tenant shall promptly provide Landlord with copies of all claims, notices, work plans, data and reports prepared, received or submitted in connection with any such closure activities.

     D. If Landlord, in its reasonable discretion, believes that the Property has become contaminated as a result of Tenant's Hazardous Materials Activities, Landlord in addition to any other rights it may have under this Lease or under Environmental Laws or other laws, may enter upon the Property and conduct inspection, sampling and analysis, including but not limited to obtaining and analyzing samples of soil and groundwater, for the purpose of determining the nature and extent of such contamination. Tenant shall promptly reimburse Landlord for the costs of such an investigation, including but not limited to reasonable attorneys' fees, Landlord incurs with respect to any such investigation that discloses Hazardous Materials contamination for which Tenant is liable under this Lease. Except as may be required of Tenant by applicable Environmental Laws, Tenant shall not perform any invasive sampling, testing, or drilling to identify the presence of any Hazardous Materials at the Property, without Landlord's prior written consent which shall not be unreasonably withheld. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any sampling, testing or drilling performed pursuant to the preceding sentence.

     E. Tenant shall indemnify, defend (with legal counsel acceptable to Landlord, whose consent shall not unreasonably be withheld) and hold harmless Landlord, its employees, assigns, successors, members, and agents from and against any and all claims (including, but not limited to, third party claims from a private party or a government authority), liabilities, obligations, losses, causes of action, demands, governmental proceedings or directives, fines, penalties, expenses, costs (including but not limited to reasonable attorneys', consultants' and other experts' fees and costs), and damages, which arise from or relate to: (i) Tenant's Hazardous Materials Activities which occur during the Lease Term; (ii) any Hazardous Materials contamination caused by Tenant prior to the Lease Commencement Date; or (iii) the breach of any obligation of Tenant under this Paragraph 2 (collectively, "Tenant's Environmental Indemnification"). Tenant's Environmental Indemnification shall include but is not limited to the obligation to promptly and fully reimburse Landlord for losses in or reductions to rental income, and diminution in fair market value of the Property caused by or resulting from any such indemnified matter. Tenant's Environmental Indemnification shall further include but is not limited to the obligation to diligently and properly implement to completion, at Tenant's expense, any and all environmental investigation, removal, remediation, monitoring, reporting, closure activities, or other environmental response action (collectively, "Response Actions") associated with any such indemnified matter. Tenant shall promptly provide Landlord with copies of any claims, notices, work plans, data and reports prepared, received or submitted in connection with any Response Actions.

     F. It is agreed that the Tenant's responsibilities related to Hazardous Materials will survive the expiration or termination of this Lease and that Landlord may obtain specific performance of Tenant's responsibilities under this Paragraph 2. It is further acknowledged by the Parties that Exhibit B attached hereto reflects certain
Hazardous Materials that Tenant and its environmental consultants, during their earlier analysis, inspection and testing of the Property, determined existed on or about the Property ("Existing
Contamination"). The Parties agree that notwithstanding anything to the contrary in this Lease, Tenant's Environmental Indemnification shall not extend to, and Tenant shall have no responsibility, liability or indemnification obligation to Landlord under this Lease or at law for, any Hazardous Materials present in, on, under or about the Property as of the date of this Lease or for any Hazardous
Materials in groundwater that may hereafter migrate to or under the Property, including any such Existing Contamination (including, but not limited to, in the event of any release of any such Existing Contamination or any migration of any such Existing Contamination onto or off of the Property), except to the extent, and then only to the extent, to which Tenant may contribute to any such Existing
Contamination or may cause any such Existing Contamination to be released or migrate.

3.   TERM.

     3.1. Commencement Date. The term of this Lease shall commence as of November 1, 1997 (the "Commencement Date") and shall continue for a period of thirty-three (33) years and nine (9) months thereafter, expiring on July 31, 2031 (the "Lease Term"), unless sooner terminated as provided herein. Prior to the Commencement Date, Tenant shall pay to Landlord an amount equal to $1,989,396.52 as a lease commitment fee ("Lease Commitment Fee") in consideration for Landlord's holding the Premises off of the market during the period of negotiation of this Lease. Tenant's failure to pay such amount to Landlord prior to the Commencement Date shall create the same rights and remedies in favor of Landlord as Tenant's failure to pay Rent under this Lease.

     3.2. Proration. In the event that the Lease Term for any reason ends on a date other than the last day of a calendar month, on the first day of the last calendar month of the Lease Term, Tenant shall pay to Landlord as rent for the period from the first day of said last calendar month to and including the last day of the term hereof that proportion of the rent then due hereunder which the number of days between the first day of said last calendar month and the last day of the term hereof bears to thirty (30).

     3.3. Rescission Right. Tenant submitted on August 21, 1997 to the City of Mountain View, California an application for a Planned Community Permit (the "PCP Permit") seeking approval for Tenant to proceed generally thereafter with seeking the issuance of building permits for the construction of two (2) Buildings on the Premises together with three other buildings on certain adjacent property (constituting 13.48 acres located at Amphitheatre Parkway and Charleston Road in Mountain View) which adjacent property is the subject of a certain Construction Agreement between Tenant and P/A Charleston Road LLC dated September 1, 1997 (the "Construction Agreement"). As provided in Section 2C of the Construction Agreement, either P/A Charleston Road LLC or Tenant shall have the right to terminate the Construction Agreement and certain other agreements pursuant to the provisions of the Construction Agreement upon written notice to the other within five (5) business days after the "Outside Date", if the City Council of the City of Mountain View, California fails to finally approve and cause the issuance by the City of Mountain View of the PCP Permit in satisfaction of the requirements set forth in Section 1.K of the Construction Agreement (which Section 1.K sets forth the standards for acceptability of the PCP Permit) on or before the Outside Date (as such Outside Date may have been extended by Landlord). As provided in the Construction Agreement, the Outside Date is initially agreed to be the date of October 31, 1997, but is subject to certain rights of P/A Charleston Road LLC as set forth in the Construction Agreement to extend the Outside Date. As respects this Lease, Landlord and Tenant agree that if either P/A Charleston Road LLC or Tenant validly exercise their right under
Section 2C of the Construction Agreement to terminate the Construction Agreement, then in such event (i) this Ground Lease shall be deemed automatically rescinded, (ii) if Tenant has theretofore paid to or for the benefit of Landlord the Lease Commitment Fee, any Base Rent or any Additional Rent hereunder, any and all such amounts shall be promptly repaid by to Tenant by Landlord, (iii) Landlord and Tenant shall acknowledge in writing the formal rescission of this Lease, and
(iv) Landlord shall thereupon be free to lease the Premises to anyone without regard to Tenant.

4.   RENT.

     4.1. Base Rent. Commencing as of the Commencement Date, Tenant shall pay monthly base rent ("Base Rent") as hereinafter set forth to Landlord without deduction, offset, prior notice, or demand, in advance on the first day of each calendar month of the Lease Term and in lawful money of the United States. On November 1, 1997, the sum of One Hundred Forty One Thousand Four Hundred Twenty Four and 98/100 Dollars ($141,424.98) shall be due, and a like sum due on the first day of each month thereafter, through and including August 1, 2001.
The Base Rent shall be increased pursuant to Paragraph 4.2 below. Base Rent shall be absolutely net to Landlord. Tenant shall pay directly to the charging entity or authority all other costs, expenses, charges or required payments of any nature whatsoever related to the Property, and shall reimburse Landlord for any such charges incurred by Landlord as provided in Paragraph 4.3 below.

     4.2. Base Rent Increases. The Base Rent provided for in Paragraph 4.1 above shall be subject to adjustment on September 1, 2001 (the "First Adjustment Date"), and annually thereafter on every subsequent
September 1st occurring during the Lease Term (each of which dates is an "Adjustment Date") as follows:

          A. Index. The base for computing the adjustment shall be the Consumer Price Index for All Urban Consumers (base year 1982-84 = 100) for the San Francisco/Oakland/ San Jose Metropolitan Area, published by the United States Department of Labor, Bureau of Labor Statistics
(the "Index").  The "Beginning Index" for an Adjustment Date shall be
(i) with respect to the first Adjustment Date (i.e. September 1,
2001), the Index in effect for the month of September 1996, and (ii) with respect to each subsequent Adjustment Date, the Index for the month in which the immediately preceding Adjustment Date occurred
(i.e. September of each year beginning with September 2001). The "Adjustment Index" for an Adjustment Date shall be the Index for the month in which the Adjustment Date occurs.

          B. Calculation of Increase. If the Adjustment Index as of any Adjustment Date has increased over the Beginning Index, the monthly
Base Rent for the following twelve (12) months (until the next
Adjustment Date) shall be determined by multiplying the Base Rent in effect on the day prior to said Adjustment Date by a fraction, the numerator of which is the Adjustment Index and the denominator of which is the Beginning Index. In no event, however, shall the Base
Rent be reduced from the Base Rate, as previously adjusted.  For
Example; if the CPI Index for September 1996 is 147.5 and the CPI
Index for September 2001 is 152.1, the ratio of the CPI Index is 152.1
/ 147.5= 103.119%; therefore the Base Rent in effect for the year commencing September 1, 2001 shall be $141,424.98 x 103.119% =
$145,836.05; then if the CPI Index for September 2002 is 151.9, the change in the CPI Index is 151.9 / 152.1 = .9987%; therefore the monthly Base Rent for the year commencing September 1, 2002 would remain at $145,836.05.

C. Change in Index. If the Index is changed so that the base year differs from that in effect on the Commencement Date, the Index shall be converted in accordance with the conversion factor published by the United States Department of Labor, Bureau of Labor Statistics. If the
Index remains in effect but is not published for the specific calendar month which includes the Adjustment Date, then the index which is published for the most immediately preceding calendar month to the Adjustment Date shall instead be used. If the Index is discontinued or revised during the term of the Lease, such other government index or computation with which it is replaced, as determined by Landlord, shall be used in order to obtain substantially the same result as would have been obtained if the Index had not been discontinued or revised. If no governmental agency publishes a replacement for the Index, Landlord shall be entitled to use such private index or computation as most closely approximates the Index, as determined by Landlord.
          D. Acknowledgment of Adjusted Rent. Upon adjustment of the Base Rent as provided above, the parties shall immediately execute a written acknowledgment of the new monthly Base Rent. In the event the Adjustment Index will not be available until after the applicable
Adjustment Date, Tenant shall continue to pay monthly Base Rent at the rate in effect on the day immediately preceding the applicable
Adjustment Date until such time as the Adjustment Index becomes available and notice of the adjusted monthly Base Rent is given by Landlord to Tenant, at which time the adjustment provided in this Paragraph 4.2 shall be made retroactively to the Adjustment Date, and Tenant shall promptly pay to Landlord the aggregate amount, if any, by which the new Base Rent thus determined exceeds the Base Rent actually paid by Tenant for the period from and after the Adjustment Date. The monthly Base Rent shall be subject to a CPI adjustment on the following dates: September 1, 2001; September 1, 2002; September 1,
2003; September 1, 2004; September 1, 2005; September 1, 2006;
September 1, 2007; September 1, 2008; and September 1, 2009; September
1, 2010; September 1, 2011; September 1, 2012; September 1, 2013;
September 1, 2014; September 1, 2015; September 1, 2016; September 1,
2017; September 1, 2018; September 1, 2019; September 1, 2020;
September 1, 2021; September 1, 2022; September 1, 2023; September 1,
2024; September 1, 2025; September 1, 2026; September 1, 2027;
September 1, 2028; September 1, 2029; and September 1, 2030.

     4.3. Additional Rent.

          A. Tenant shall pay directly to the charging authority or, to the extent Landlord incurs any of the below-described expenses or charges, to Landlord, in addition to Base Rent during the Lease Term, additional rent ("Additional Rent") equal to the sum of the following:

1. All Real Property Taxes relating to the Project as set forth in Paragraph 10;

 2. All Operating Expenses relating to the Project as set forth in Paragraph 6; and

 3. All charges, costs and expenses which Tenant is required to pay hereunder, together with all interest and penalties, costs and expenses, including reasonable attorneys' fees and legal expenses, that may accrue thereon in the event of Tenant's failure to pay such amounts, and all damages, reasonable costs and expenses which Landlord may incur by reason of default of Tenant (pursuant to Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default) or failure on Tenant's part to comply with the terms and conditions of this Lease.

4. Tenant shall be solely responsible and liable for the Project's share (which is equal to 34% of the total) for the design, implementation and maintenance (and 34% of all reasonable costs and expenses related thereto) of the burrowing owl mitigation program as related to this Project and to the adjacent 13.48 acres located at Amphitheatre Parkway and Charleston Road in Mountain View. It is agreed that if the Lease is terminated as set forth in Paragraph 3.3 above, that all such costs for the design, implementation and maintenance of the burrowing owl mitigation program incurred prior to the Lease commencement or accrued through the date of such termination shall be borne by Tenant.
               5. It is the intention of the parties hereto that this Lease shall be deemed and construed to be a "net lease" and that Tenant shall pay to Landlord, absolutely net, throughout the Term of this Lease, the Base Rent and other payments due hereunder free of any charges, assessments, impositions, or expenses or deductions of any kind and without abatement, deduction or offset, and under no circumstances or conditions, whether now existing or hereafter arising, or whether within or beyond the present contemplation of the parties, shall Landlord bear any such costs.

          B. In the event of nonpayment by Tenant of Additional Rent, Landlord shall have all the rights and remedies with respect thereto as Landlord has for nonpayment of Base Rent. Notwithstanding anything to the contrary in the definition of Additional Rent as set forth in Paragraph 4.3A or Paragraph 10, Additional Rent shall not include any of the following:

               1.        Any ground or underlying lease rental;

               2. Bad debt expenses and interest, principal, points and fees on debts, bad debt expenses or amortization on any mortgage or other debt instrument encumbering all or any portion of the Project;

               3. Depreciation on the Project, amortization and interest (on loans Landlord may have against the Project);

               4. Except as otherwise provided in this Lease, marketing costs, including leasing commissions, attorneys' fees, space planning costs,and other costs and expenses incurred in connection with lease negotiations; and

               5. Costs incurred due to the violation by Landlord of the terms and conditions of this Lease.

     The Additional Rent due hereunder shall be paid to Landlord or Landlord's agent (i) within ten (10) days for Real Property Taxes (to the extent such Real Property Taxes shall be payable to the applicable taxing authority within thirty (30) days after the date of presentation of such invoice) and within thirty (30) days for all other Additional Rent items (if any), after presentation of invoice from Landlord or Landlord's agent setting forth such Additional Rent and/or (ii) at the option of Landlord (except with respect to Real Property Taxes), Tenant shall pay to Landlord monthly, in advance, Tenant's pro rata share of an amount estimated by Landlord to be Landlord's approximate average monthly expenditure for such Additional Rent items, which estimated amount shall be reconciled within one hundred twenty (120) days after the end of each calendar year, or more frequently if Landlord elects to do so at Landlord's sole and absolute discretion, as compared to Landlord's actual expenditure for said Additional Rent items, with Tenant paying to Landlord, upon demand, any amount of actual expenses expended by Landlord in excess of said estimated amount, or Landlord refunding to Tenant (provided Tenant is not in default in the performance of any of the terms, covenants and conditions of this Lease pursuant to Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default) any amount of estimated payments made by Tenant in excess of Landlord's actual expenditures for said Additional Rent items.

     4.4. Late Charge and Interest. Notwithstanding any other provision of this Lease, if any installment of Base Rent and/or Additional Rent (collectively "Rent") is not received by Landlord from Tenant within nine (9) calendar days after the same becomes due, Tenant shall immediately pay to Landlord a late charge in an amount equal to ten percent (10%) of the amounts due and not so paid. In no event shall this provision for a late charge be deemed to grant Tenant a grace period or extension of time within which to pay any Rent installment as set forth in this Paragraph 4 or to prevent Landlord from exercising any right or remedy available to Landlord upon Tenant's failure to pay each Rent installment due under this Lease when due.
If any Rent remains delinquent for a period in excess of nine (9) calendar days, then, in addition to such late charge, Tenant shall pay to Landlord interest on any Rent that is not so paid from said ninth day at the rate of Bank of America's Prime Rate (or equivalent rate) plus five percent (5%) per annum on the unpaid amount, but in no event greater then the maximum rate of interest permitted by applicable law, until paid in full.

     4.5. Triple Net Lease. It is intended by the parties (i) that the Rent provided for in this Paragraph 4 shall be absolutely net to Landlord throughout the Term of this Lease, free of any expenses, charge or deduction whatsoever, and that payment of all charges or expenses, including without limitation, property taxes and assessments, parking surcharges, rent taxes, environmental investigations, responses, abatement, amelioration and remediation, insurance, repair and maintenance, utilities, repairs, constructions, reconstruction, shall be the responsibility of Tenant and at Tenant's sole cost and expense and (ii) that the Rent is due as stated in this Lease regardless of the status of any Buildings or other improvements that may be constructed by Tenant on the Premises (collectively "Improvements").

     4.6. Place of Payment. All Base Rent hereunder and all payments hereunder for Additional Rent shall be paid to Landlord at: File 1504, Box 60000, San Francisco, California 94160, or to such other person or to such other place as Landlord may from time to time designate in writing.

     4.7. Audit Rights. Within sixty (60) days after receipt of Landlord'swritten reconciliation together with supporting documentation, Tenant shall have the right, at Tenant's sole expense, to commence a review and/or audit, at a mutually convenient time at Landlord's office, of Landlord's records relating to the foregoing expenses. Any audit must be conducted by Tenant or an independent nationally recognized accounting firm that is not being compensated by Tenant or other third party on a contingency fee basis. If an audit (not a review) reveals that Landlord has overcharged Tenant, the amount overcharged shall be credited to Tenant's account within thirty (30) days after the audit is concluded.

     4.8. Survival. The respective obligations of Landlord and Tenant under this Paragraph 4 shall survive the expiration or other termination of the Lease Term.

5.   MAINTENANCE AND REPAIRS.

     5.1. Tenant's Obligations. Following Tenant's construction of any Improvements, Tenant shall, at Tenant's sole cost, keep such Improvements in good and safe condition, order and repair. Tenant hereby waives the benefit of any statute now or hereinafter in effect which would otherwise afford Tenant the right to make repairs at Landlord's expense or to terminate this Lease because of Landlord's failure to keep the Project in good condition, order and repair.
Tenant specifically waives all rights it may have under Sections 1932(1), 1941, and 1942 of the California Civil Code, and any similar or successor statute or law.

     5.2. No Obligations or Liability for Landlord. Landlord shall not be obligated to make any repairs or replacements of any kind, nature or description whatsoever to the Project or any portion thereof.
Landlord shall not be liable for any loss, damage or injury of any kind, nature or character to any person or property arising from any use of the Project, or caused by any defect in any Building or other improvements to be constructed thereon or in any equipment or other facility therein, or caused by or arising from any act or omission of Tenant or any of its agents, employees, licensees, or invitees or by or from any accident on the Project or any fire or other casualty thereon, or occasioned by the failure of Tenant to maintain the Project or any Improvements constructed thereon in a safe condition;
and Tenant, as a material part of the consideration of this Lease, waives on its behalf all claims and demands against Landlord for any such loss, damage, or injury of Tenant or other third parties.

6. OPERATING EXPENSES. In addition to the Rent to be paid by Tenant under Paragraph 4, Tenant shall at its sole expense, pay for any and all costs of every kind and nature related to the construction, maintenance, operation or repair of the Project and/or to Tenant's use thereof during the term of this Lease.

7.   ACCEPTANCE AND SURRENDER OF PREMISES.

     7.1. Tenant acknowledges that Tenant is accepting the Premises "as-is" and has inspected the Premises hereunder and observed its physical characteristics and conditions and hereby waives any and all objections to the Premises. Tenant acknowledges that neither Landlord nor any of Landlord's employees, agents, or representatives has made any representations, warranties, or agreements concerning the present use thereof, or the suitability of Tenant's intended use of the Premises.

     7.2. Tenant further acknowledges and agrees that no patent or latent physical condition of the Premises, whether known or unknown, or discovered, shall affect the rights or obligations of either party hereto. All costs, fees, studies, reports, approvals, plans, surveys, permits, and expenses whatsoever necessary or desirable in connection with Tenant leasing, using and/or operating the Project shall be obtained and paid for by and shall be the sole responsibility of Tenant. Tenant has investigated and has knowledge of operative or proposed governmental laws and regulations (including, but not limited to, zoning, environmental (including the Environmental Protection
Agency and the Bay Area Pollution Control District), and land use laws and regulations and obligations) to which the Project may be subject, and is leasing the Premises upon the basis of its review and determination of the applicability and effect of such laws and regulations. Tenant has neither received nor relied upon any representations concerning such laws and regulations made by Landlord, Landlord's employees, agents, or any other person acting on or in behalf of Landlord.

     7.3. Tenant has obtained a Preliminary Title Report (the "Title Report") on the Premises showing the present state of title, a copy of which is attached hereto as Exhibit C. Tenant agrees to accept its leasehold of the Premises in its present state based on its own investigation and examination and the Title Report and other studies and investigations Tenant has conducted. Except as expressly provided in this Lease or in the Purchase Agreement attached hereto as Exhibit D, Landlord makes no warranty and shall not be liable to Tenant with respect to this Lease (or title to the Project if Tenant exercises its Option to Purchase the Premises as set forth in Paragraph 33) or with respect to the Preliminary Title Report or conditions of title to the Premises or any unrecorded easements or easements by use or other conditions or defect of title, if any. Tenant shall be obligated to make its own investigation as to the state of title to the Premises and to obtain prior to execution of this Lease any title insurance that Tenant may desire. Notwithstanding the foregoing, Landlord agrees that other than any financing which may be permitted by the terms of this Lease, it shall take no action after the date of this Lease which would create any lien or other encumbrance upon the Premises without the prior written consent of Tenant, which consent Tenant may withhold in its reasonable discretion.

     7.4. Tenant agrees on the last day of the Lease Term, or on the sooner termination of this Lease, to surrender the Project and every portion thereof promptly to Landlord in good condition and repair (damages by acts of God, fire, normal wear and tear excepted). Any Improvements which may have been made in, to, or on the Project and which exist as of such date shall be surrendered in good condition and repair, provided that Tenant shall have the right to remove any trade fixtures and any permanently attached lab fixtures and equipment in any Building or on the roof of any Building, including any electrical, plumbing, ventilation or air conditioning equipment associated with supporting the specific requirements of any other lab equipment (collectively "Trade Fixtures"). On or before the end of the Lease
Term or sooner termination of this Lease, Tenant shall remove all of Tenant's personal property and Trade Fixtures from the Project, and all property not so removed shall be deemed abandoned by Tenant and title to same shall thereupon pass to Landlord without compensation to Tenant. Upon termination of this Lease, Landlord may remove all moveable furniture and equipment so abandoned by Tenant, at Tenant's sole cost, and repair any damage caused by such removal.
Notwithstanding anything to the contrary herein or in this Lease, Landlord may, at its sole and absolute discretion, require Tenant (at Tenant's sole cost and expense) to remove any and/or all of the Improvements and Alterations to the Project upon Lease Termination.

8.   IMPROVEMENTS AND ALTERATIONS.

     8.1. Initial Improvements. It is currently contemplated that Tenant will construct prior to September 1, 2003, at Tenant's sole cost and expense, one or more Buildings, and all on and off site work, including landscaping (collectively referred to as "Initial Improvements"). The Initial Improvements, if constructed, shall in all events comply with the requirements of the PCP Permit ultimately issued by the City of Mountain View ("PCP"). Landlord hereby approves, subject to the terms and conditions of this Lease, Tenant's construction of the Initial Improvements so long as the exterior components thereof are generally in conformity with the PCP as such PCP is ultimately issued by the City of Mountain View. If Tenant desires to make any material changes to the exterior design of the Initial Improvements, then prior to submitting any application for amendment of the PCP to the City of Mountain View, Tenant shall deliver such proposed amendment to Landlord for Landlord's review and approval, which approval will not be unreasonably withheld or delayed. Any such disapproval must be in writing stating with particularity the reasons for such disapproval and the actions Tenant may take to modify such proposal in a manner that Landlord would approve. Landlord's failure to deliver such written disapproval within five (5) business days after Tenant has delivered such request for approval to Landlord shall be deemed Landlord's approval of such proposed amendment to the PCP. Landlord shall cooperate with Tenant as reasonably requested by Tenant with respect to any required governmental approvals, including, without limitation, any application for amendment of the PCP, in connection with the Initial Improvements, including the signing of any reasonable applications or requests which are required to be signed by the owner of the Project in order to obtain required approvals, provided that Landlord shall not be required to incur any costs or expenses or liability in connection therewith. Without limiting Landlord's discretion concerning its approval rights as to any amendments to the PCP that Tenant may reasonably request, the parties agree that (i) Tenant shall not, without Landlord's prior written consent, design or seek governmental approvals to construct more than 120,000 square feet of floor area (calculated as square footage is calculated by the City of Mountain View pursuant to the City of Mountain View Shoreline West Precise Plan) within the Initial Improvements, and (ii) the general design of the Initial Improvements shall be reasonably compatible, as reasonably determined by Landlord, with the design of the buildings to be constructed on the 13.48 acre parcel of property located on the opposite side of Amphitheater
Parkway from the Project. Promptly following completion of the Initial Improvements, Tenant shall deliver to Landlord as built drawings thereof on original sepia drawn to 1/8" scale, prepared at Tenant's sole cost. Notwithstanding the foregoing, if Tenant fails to substantially complete construction of the Initial Improvements on or before September 1, 2003, then Landlord may, by written notice to Tenant delivered at any time after such date and prior to substantial completion of the Initial Improvements, elect to terminate this Lease, which termination shall be effective ninety (90) days following the date of delivery of such written notice to Tenant. Notwithstanding the foregoing, (i) if Tenant substantially completes the construction of the Initial Improvements prior to the expiration of such ninety-day period, then such termination notice shall be deemed rescinded, and
(ii) if Tenant delivers to Landlord an Exercise Notice of the Purchase Option to purchase the Premises as contemplated in Paragraph 34 of this Lease, prior to the expiration of such 90-day period, then such termination notice shall be deemed suspended until the date upon which the closing pursuant to the Purchase Option is scheduled to occur under the terms of this Lease. If Tenant thereafter fails to perform its obligations under the Purchase Option after Tenant's delivery of the Exercise Notice for any reason other than Landlord's failure to perform its obligations with respect to the Purchase Option, then the termination notice earlier delivered to Tenant by Landlord shall be deemed reinstated, effective as of the business day following the scheduled date for such closing which did not occur.

     8.2. Assignment of Plans. Tenant hereby assigns to Landlord, effective as of (i) the date of rescission of this Lease pursuant to Paragraph 3.3 above or (ii) the date that Tenant comes to be in default (pursuant to Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default), all of its interest in and to the plans and specifications prepared for the Initial Improvements, all studies, data and drawings with respect thereto prepared by or for Tenant, and the contracts and agreements relating to such plans and specifications or studies, data and drawings, or to the construction or the Initial Improvements, including but not limited to the general contract therefor, in each case, to the extent assignable and without any representation or warranty (but fully paid for by Tenant through the date of such assignment), but Landlord shall not have any obligation under those contracts or agreements unless it expressly agrees to assume such obligations in writing. Landlord shall have the right to exercise any rights of Tenant under those contracts and agreements or with respect to such plans, specifications, studies, data and drawings at any time following the occurrence of such assignment. If this Lease terminates without the Purchase Option or Sales Option being exercised in accordance with Paragraph 34 of this Lease, then Tenant shall at such time assign its interest in the foregoing plans and other documents to Landlord. Any assignment of any plans or other documents under this Paragraph shall be made by Tenant to Landlord at no charge to Landlord.

     8.3. Subsequent Alterations and Additions. Following the completion of the Initial Improvements, Tenant may make alterations to any Building ("Alterations") without the prior written consent of Landlord, provided Tenant (i) gives Landlord a minimum of five (5) business days written notice of its intent to make any material modifications to any Building; and (ii) as to any material Alteration, provides to Landlord, upon completion of said construction, a 1/8 inch scale sepia "as built" plan reflecting said alterations and/or additions. Notwithstanding the foregoing, Tenant shall not make any Alteration to the exterior of any Building that would be inconsistent with the design approved by the PCP, as amended with Landlord's consent as provided above, unless Landlord first consents to such Alteration, which consent shall not be unreasonably withheld.

     8.4. Plans and Permits. Any Alteration to the Project which requires the consent of Landlord shall be presented to Landlord in written form for Landlord's approval, with proposed detailed plans and specifications therefor, including an original sepia at 1/8" scale, prepared at Tenant's sole cost. Any consent by Landlord thereto shall be deemed conditioned upon Tenant's acquisition of all permits required to make such Alterations from all appropriate governmental agencies, the furnishing of copies thereof to Landlord prior to commencement of the work, and the compliance by Tenant with all conditions of said permits, all at Tenant's sole cost. Upon completion of any such Alterations, Tenant shall, at Tenant's sole cost, immediately deliver to Landlord "as-built" plans and specifications therefor, including an original sepia at 1/8" scale, prepared at Tenant's sole cost. Landlord shall cooperate with Tenant as reasonably requested by Tenant with respect to any required governmental approvals, including, without limitation, any application for amendment of the PCP, in connection with the Alterations, including the signing of any reasonable applications or requests which are required to be signed by the owner of the Project in order to obtain required approvals, provided that Landlord shall not be required to incur any costs or expenses or liability in connection therewith.

     8.5. Construction Work Done by Tenant. All construction work required or permitted to be done by Tenant, including the Initial Improvements, shall be performed by a licensed contractor, at Tenant's sole cost and expense, and in a good and workmanlike manner. All exterior construction work subsequent to the completion of the Initial
Improvements shall conform in quality and design with that of the Initial Improvements. All construction work shall be performed in compliance with all applicable Governmental Regulations. Tenant shall pay, when due, all claims for labor or materials furnished or alleged to have been furnished to or for Tenant at or for use in the Project, which claims are or may be secured by any mechanic's liens.

     8.6. Title to Initial Improvements and/or Alterations. Any Initial Improvements and/or Alterations which may be made on the Project and not earlier removed by Tenant as a result of any earlier Alterations to the Project shall become the property of Landlord upon the expiration or earlier termination of this Lease. Without limiting the generality of the foregoing, all heating, lighting, electrical (including all wiring, conduits, main and subpanels), air conditioning, partitioning (except movable partitions), drapery, and carpet installations made by Tenant, regardless of how affixed to the Project, unless included within the definition herein of Trade
Fixtures (as defined in Paragraph 7.4 above), shall be and become the property of Landlord upon the expiration or earlier termination of this Lease, and shall remain upon and be surrendered with the Project at the expiration or sooner termination of this Lease. Tenant's furnishings, machinery, equipment and Trade Fixtures, shall remain the property of Tenant and may be removed by Tenant, and Tenant shall, at Tenant's sole cost, immediately after removal repair any damage to the Project caused thereby. Tenant shall be solely responsible for the maintenance and repair of any and all Alterations made by Tenant to the Project.

     8.7. Notice. Tenant shall give Landlord notice of the date of commencement of any work in the Project not less than five (5) business days prior thereto, and Landlord shall have the right to post notices of non-responsibility or similar notices in or on the Project in connection therewith.

9. UTILITIES AND SERVICES. Tenant shall pay when due all metering and, if applicable, connection charges and all costs of utility services used upon or furnished to the Project. Tenant shall pay when due all charges for water, gas, electricity, telephone, refuse pickup, janitorial services, and all other utilities and services supplied or furnished to the Project during the term of this Lease, together with any taxes thereon, directly to the charging entity, and, if, due to Tenant's failure to pay any such amounts prior to delinquency, Landlord should elect to pay any such charges on Tenant's behalf, Tenant shall reimburse Landlord for such amounts as Additional Rent within ten (10) days after written request therefor. In no event shall Landlord be liable to Tenant for any failure or interruption in utility or service. No failure or interruption of any such utilities or services shall entitle Tenant to terminate this Lease or to withhold Rent or other sums due hereunder. Landlord shall not be responsible for providing security guards or services or any other services for any portion of the Project, and Tenant shall at its own expense provide all such services.

10.  TAXES.

     10.1. Real Property Taxes. Tenant shall pay directly to the applicable tax collector ("Tax Collector") and prior to delinquency all Real Property Taxes (as hereinafter defined) which become due during the Lease Term, as Additional Rent. The term "Real Property Taxes" as used herein shall mean (1) all taxes, assessments, levies, and other charges of any kind or nature whatsoever, general and special, foreseen and unforeseen (including all installments of principal and interest required to pay any general or special assessments for public improvements and any increases resulting from reassessments caused by any change in ownership of the Premises or the Project) now or hereafter imposed by any governmental or quasi-governmental authority or special district having the direct or indirect power to tax or levy assessments, which are levied or assessed against, or with respect to (a) the value, occupancy, or use of, all or any portion of the Premises or the Project (as now constructed or as may at any time hereafter be constructed, altered, or otherwise changed) or Landlord's interest therein, including Landlord's interest in this Lease; or (b) any improvements located on the Premises or the Project (regardless of ownership); and (2) all area wide taxes, charges, levies or fees imposed by reason of environmental regulation or other governmental control of the Project. If at any time during the Lease Term the taxation or assessment of the Project prevailing as of the Commencement Date shall be altered so that in lieu of or in addition to any Real Property Taxes described above there shall be levied, assessed or imposed (whether by reason of a change in the method of taxation or assessment, creation of a new tax or charge, or any other cause) an alternate or additional tax or charge (a) on the value, use or occupancy of the Project or Landlord's interest therein; (b) on or measured by the gross receipts, income or rentals from the Project; (c) on Landlord's business of leasing the Premises; or (d) computed in any manner with respect to the operation of the Premises or the Project, then any such tax or charge, however designated, shall be included within the meaning of the term "Real Property Taxes". Notwithstanding the foregoing, the term "Real Property Taxes" shall not include estate, inheritance, gift or franchise taxes of Landlord or the federal or state net income tax imposed on Landlord's income from all sources. Notwithstanding anything within this Paragraph 10.1, it is agreed that if any special assessments for capital improvements are assessed, and if Landlord has the option to either pay the entire assessment in cash or go to bond, Landlord shall elect to go to bond so that Tenant will pay such special assessment in installments rather than in a lump sum. It is additionally agreed that Tenant shall have the right, at Tenant's sole cost and expense, to contest with any taxing authority or appellate body the imposition or amount of any Real Property Tax, but any such contest shall not excuse Tenant from any of its obligations hereunder as to paying any such Real Property Tax when payable hereunder. In addition, Landlord agrees to consult with Tenant in advance of any contemplated change in ownership of the Project so as to have the benefit of Tenant's recommendations, if any, as to any possible way to avoid any reassessment of the Project, but regardless of any such consultation, Landlord shall have no obligation to Tenant to follow, or any liability to Tenant for failing to follow, any recommendations of Tenant.

     10.2.     Taxes on Tenant's Property.  Tenant shall pay at least ten
(10) days prior to delinquency all taxes, license fees and public charges assessed or levied against all equipment, personal property or trade fixtures placed by Tenant in or about the Project. If any such taxes, fees or charges are levied against Landlord or the Project or if the assessed value of the Project is increased by the inclusion therein of the value placed upon such equipment, personal property or trade fixtures of Tenant and if Landlord pays the taxes, fees or charges based on such increased assessment due to Tenant's failure to pay the same prior to delinquency, which Landlord shall have the right to do regardless of the validity thereof, Tenant shall upon demand, repay to Landlord the taxes, fees or charges so levied against Landlord, or the proportion thereof such taxes resulting from such increase in the assessment.

11.  INSURANCE.

     11.1. Builder's Risk Insurance. Tenant shall obtain and keep in force, at its sole cost, upon the commencement and during the period of construction of the Initial Improvements, until completion of construction of the Initial Improvements, a policy of builder's completed value risk insurance against all risks of physical loss in the amount of the guaranteed replacement cost of the Initial
Improvements and insurance against loss or damage to personal property located on the Project by fire and other hazards covered by such insurance, for the aggregate cost of the work performed and equipment and supplies and materials furnished.

     11.2. Tenant's Liability Insurance. Tenant shall, at Tenant's sole cost, keep in force during the Lease Term a policy of commercial general liability insurance on an occurrence policy form covering property damage and liability for personal injury occurring in, on or about the Project, with limits in the amount of at least Five Million Dollars ($5,000,000) per occurrence combined single limit for injuries to or death of persons and for property damage, and with a contractual liability endorsement insuring Tenant's performance of Tenant's obligation to indemnify Landlord contained in Paragraph 12. Landlord shall have the right from time to time to require Tenant to increase coverage limits under the foregoing policy to commercially reasonable levels. Tenant shall, at Tenant's sole cost, pay all insurance deductibles. Tenant may provide such insurance coverage under blanket policies of insurance.

     11.3. Property Insurance. Tenant shall, at Tenant's sole cost, obtain and keep in force during the term of this Lease a policy or policies of insurance for the benefit of Landlord and Tenant covering loss or damage to the buildings, the common areas, and all other portions of the Project, in the amount of the full replacement value thereof, providing protection against all perils included within the classification of fire, extended coverage, vandalism, malicious mischief, special extended perils (all risk), including boiler and machinery coverage (if applicable) and an inflation endorsement, but excluding earthquake coverage. The insurance coverage shall include sprinkler leakage insurance as to all portions of the Project containing fire sprinklers. Throughout the Term of this Lease Tenant shall be responsible, at Tenant's sole cost, for paying any and all insurance deductibles and premiums. Tenant may provide such insurance under blanket policies of insurance provided that such insurance is on an occurrence basis.

     11.4. Form and Certificates. Each policy of insurance required to be carried by Tenant pursuant to Paragraph 11.1, 11.2 and 11.3 shall be with a company rated A:IX or better in "Best's Insurance Guide" and shall name Landlord and such other parties in interest as Landlord reasonably designates as additional insured. Tenant's insurance policy shall also be primary insurance, without right of contribution from any policy carried by Landlord, and shall contain a cross-liability and severability endorsement. A certificate of insurance
(ACCORD form) and a copy of each policy shall be provided to Landlord which indicates that the coverage required hereunder is in effect and which provides that such policy is not subject to cancellation, expiration or change, except upon thirty (30) days' prior written notice to Landlord.

     11.5. Payment. Tenant shall pay all of the premiums and deductibles for any insurance obtained pursuant to this Paragraph 11.

     11.6. Waiver of Subrogation. Tenant and Landlord each hereby waives any and all rights of recovery against the other, and against the officers, employees, agents and representatives of the other, for loss of or damage to the property of the waiving party or the property of others under its control, to the extent such loss or damage is covered by proceeds received under any insurance policy carried by Landlord or Tenant and in force at the time of such loss or damage. Each of Tenant and Landlord shall, upon obtaining the policies of insurance required hereunder or otherwise carried by such party, give notice to the insurance carrier or carriers that the foregoing mutual waiver of subrogation is contained in this Lease.

     11.7. No Limitation of Liability. Landlord makes no representation that the limits of liability specified to be carried by Tenant or Landlord under the terms of this Lease are adequate to protect any party. If Tenant believes that the insurance coverage required under this Lease is insufficient to adequately protect Tenant, Tenant shall provide, at its own expense, such additional insurance as Tenant deems adequate.

     11.8. Restoration and Disposition of Casualty Insurance Proceeds. Subject to the provisions of Paragraph 20.2, in the event any Building and/or any of the Improvements and/or attached furnishings and equipment located on the Project leased hereunder are damaged or destroyed by fire or other casualty during the Lease Term, Tenant shall, at Tenant's sole cost, repair or restore the same to the external condition approved by the PCP, as the same may be amended with Landlord's consent as provided in Paragraph 8.1 of this Lease. The internal condition of the Project may be repaired and restored to any appropriate condition and configuration in Tenant's reasonable discretion. Such work of repair or restoration shall be commenced within one (1) year after the damage or loss occurs and be completed with due diligence, and shall be otherwise done in accordance with the requirements of Paragraph 8. The available insurance proceeds collected for such damage, shall be segregated by Tenant in an appropriate account for Tenant's benefit to be applied to the cost of such repairs or restoration, but if such insurance proceeds shall be insufficient to complete the repairs or restoration, Tenant shall pay the deficiency out of its own funds. If there are any excess insurance proceeds following the full payment of the cost of such repairs or restoration, such excess shall be retained by Tenant.
Until the repair or restoration is completed, Tenant shall keep Landlord apprised of the amount deposited in and any withdrawals from such account so as to provide Landlord with reasonable comfort that the insurance proceeds will be available to be applied by Tenant to the repair and restoration as required. If any such damage or destruction occurs at any time on or after September, 1, 2003 and if Tenant's net worth at the time of such damage or destruction (applying generally accepted accounting principles, consistently applied) is less than Five Hundred Million Dollars ($500,000,000) as reflected on the most recent quarterly or annual audited financial statements of Tenant preceding the date of such damage or destruction, then in such event the account to be so established shall provide that any withdrawals from such account shall require the joint signatures of Tenant and Landlord (which signature Landlord agrees not to unreasonably withhold in conjunction with any disbursements requested by Tenant (i) to pay any reasonably documented costs of repairing and restoring such damage or destruction and (ii) after the completion of such repair or restoration, to pay the remaining funds in such account
to Tenant).   Should Tenant fail or refuse to make the repairs or
restoration as hereinabove provided, then in such event such failure or refusal shall constitute a default (under the provisions of Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default) under the covenants and conditions hereof.

12. WAIVER AND INDEMNIFICATION. Landlord shall not be liable to Tenant and Tenant hereby waives all claims against Landlord for any injury to or death of any person or damage to or destruction of property in or about the Project by or from any cause whatsoever, including, without limitation, gas, fire, oil electricity or leakage of any character from the roof, walls, basement or other portion of the Project except to the extent that the same results primarily from the willful misconduct or active negligence of Landlord, its agents, servants, employees, invitees or contractors of which negligence Landlord has knowledge and reasonable time to correct. Except as to injury to persons or damage to property to the extent arising from the willful misconduct or the active negligence of Landlord, its agents, servants, employees, invitees, or contractors, Tenant shall hold Landlord harmless from and defend Landlord against any and all expenses, including reasonable attorneys' fees, in connection therewith, arising out of any injury to or death of any person or damage to or destruction of property occurring in, on or about the Project, or any part thereof, from any cause whatsoever, occurring during the Lease Term.

13. LIENS. Tenant shall keep the Project free from any liens arising out of any work performed, materials furnished or obligations incurred by Tenant. In the event that Tenant shall not, within ten (10) days following notice of the imposition of any such lien, cause the same to be released of record, Landlord shall have, in addition to all other remedies provided herein and by law, the right, but not the obligation, to cause the same to be released by such means as it shall deem proper, including payment of the claim giving rise to such lien. All sums paid by Landlord for such purpose, and all expenses incurred by it in connection therewith, shall be payable to Landlord by Tenant on demand with interest at the Bank of America Prime Rate (or equivalent thereof) of interest plus five percent (5%) per annum, but in no event greater then the maximum rate of interest permitted by applicable law. Notwithstanding anything to the contrary in this Paragraph 13, Tenant shall have the right to provide Landlord with a bond in the amount of the Lien in a form satisfactory to Landlord and to contest the Lien, in which event Landlord shall not be entitled to pay or discharge the Lien, provided the Lien is removed within ninety
(90) days from the date the Lien is filed.

14.  ASSIGNMENT AND SUBLETTING.

     14.1. Permitted Transfers. Tenant may sublease all or any portion of the Project or assign this Lease from time to time during the Term without Landlord's consent, provided that Tenant shall deliver prior written notice to Landlord, together with a copy of the sublease or assignment agreement. Notwithstanding any sublease or assignment, Tenant shall remain liable to Landlord for Tenant's performance of all of its obligations under the Lease.

     14.2. Form of Sublease and Assignment. Tenant shall provide Landlord with a fully executed copy of any sublease or assignment promptly upon execution thereof. Each assignment shall provide that the assignee assumes and agrees to comply with each and every obligation of Tenant under this Lease from the effective date of the assignment through the termination date of the Lease, and that the assignee shall pay all Rent thereafter falling due under this Lease directly to Landlord. Each sublease shall provide that the subtenant in its use and occupancy of any portion of the Complex shall observe and not violate any provisions or restrictions of this Lease to the extent applicable to the subleased premises from the commencement date of the sublease through the termination date of the sublease, and that upon written demand by Landlord in the event of an uncured default by Tenant hereunder in the payment of Rent, Landlord may require the subtenant to pay all rent otherwise payable to Tenant under the sublease to be paid directly to Landlord to be applied against the obligations of Tenant to Landlord under this Lease.

15.  DEFAULT BY TENANT.

     15.1. Default. The commencement of a bankruptcy action or liquidation action or reorganization in bankruptcy action or insolvency action or an assignment of or by Tenant for the benefit of creditors, or any similar action undertaken by Tenant, or the insolvency of Tenant, shall, at Landlord's option, constitute a breach of this Lease by Tenant. If the trustee or receiver appointed to serve during a bankruptcy, liquidation, reorganization, insolvency or similar action elects to reject Tenant's unexpired Lease, the trustee or receiver shall notify Landlord in writing of its election within thirty (30) days after any order for relief in any liquidation action or within thirty (30) days after the commencement of any action.

          Within thirty (30) days after the court approval of the assumption of this Lease, the trustee or receiver shall cure (or provide adequate assurance to the reasonable satisfaction of Landlord that the trustee or receiver shall cure) any and all previous defaults under the unexpired Lease and shall compensate Landlord for all actual pecuniary loss and shall provide adequate assurance of future performance under said Lease to the reasonable satisfaction of Landlord. Adequate assurance of future performance, as used herein, includes, but shall not be limited to: (i) assurance of source and payment of Rent, and other consideration due under this Lease; and
(ii) assurance that the assumption or assignment of this Lease will not breach any provision in any agreement relating to the above described Premises.

          Nothing contained in this Paragraph shall affect the exercising of any right of Landlord to refuse to accept an assignment upon commencement or in connection with a bankruptcy, liquidation, reorganization or insolvency action or an assignment of Tenant for the benefit of creditors or other similar act. Nothing contained in this Lease shall be construed as giving or granting or creating an equity in the Premises to Tenant. In no event shall the leasehold estate under this Lease, or any interest therein, be assigned by voluntary or involuntary bankruptcy proceeding without the prior written consent of Landlord. In no event shall this Lease or any rights or privileges hereunder be an asset of Tenant under any bankruptcy, insolvency or reorganization proceedings.

          The failure of Tenant to perform or honor any covenant, condition or representation made under this Lease shall constitute a default hereunder by Tenant upon expiration of the appropriate grace period hereinafter provided. Tenant shall have a period of ten (10) days following the date of written notice from Landlord within which to cure any default in the payment of Rent when otherwise due hereunder. Tenant shall have a period of thirty (30) days following the date of written notice from Landlord within which to cure any other default by Tenant under this Lease; provided, however, that if the nature of Tenant's failure is such that more than thirty (30) days is reasonably required to cure the same, Tenant shall not be in default so long as Tenant commences performance within such thirty
(30) day period and thereafter prosecutes the same to completion.
Upon an uncured default of this Lease by Tenant, Landlord shall have the following rights and remedies in addition to any other rights or remedies available to Landlord at law or in equity:

          (a) The rights and remedies provided for by California Civil Code Section 1951.2 including but not limited to, recovery of the worth at the time of award of the amount by which the unpaid Rent for the balance of the Lease Term after the time of award exceeds the amount of rental loss for the same period that Tenant proves could be reasonably avoided, as computed pursuant to subsection (b) of said
Section 1951.2.
          (b)  The rights and remedies provided by California Civil Code
Section 1951.4 which allows Landlord to continue the Lease in effect and to enforce all of its rights and remedies under this Lease, including the right to recover Rent as it becomes due, for so long as Landlord does not terminate Tenant's right to possession; acts of maintenance or preservation, efforts to relet the Premises, or the appointment of a receiver upon Landlord's initiative to protect its interest under this Lease shall not constitute a termination of Tenant's right to possession.
          (c) The right to terminate this Lease by giving notice to Tenant in accordance with applicable law.
          (d) To the extent provided by law, the right and power to enter the Premises and remove therefrom all persons and property, to store such property in a public warehouse or elsewhere at the cost of and for the account of Tenant, and to sell such property and apply such proceeds therefrom pursuant to applicable California law. Landlord may from time to time sublet the Premises or any part thereof for such term or terms (which may extend beyond the Lease Term) and at such Rent and such other terms as Landlord in its reasonable sole discretion may deem advisable, with the right to make alterations and repairs to the Premises. Upon each subletting, (i) Tenant shall be immediately liable to pay Landlord, in addition to any other indebtedness other than Rent due from Tenant to Landlord hereunder, the reasonable cost of such subletting (to the extent allocable to the remaining Lease
Term), including, but not limited to, reasonable attorneys' fees, and any real estate commissions actually paid, and the cost of such reasonable alterations and repairs incurred by Landlord and the amount, if any, by which the Rent hereunder allocable to the subleased premises for the period of such subletting (to the extent such period does not exceed the Lease Term) exceeds the amount to be paid as Rent by the subtenant for the subleased premises for such period or (ii) at the option of Landlord, rents received from such subletting shall be applied first to payment of indebtedness other than Rent due hereunder from Tenant to Landlord; second, to the payment of any costs of such subletting and of such alterations and repairs; third, to payment of Rent due and unpaid hereunder; and the residue, if any, shall be held by Landlord and applied in payment of future Rent as the same becomes due hereunder. If Tenant has been credited with any Rent to be received by such subletting under option (i) and such Rent shall not be promptly paid to Landlord by the subtenant(s), or if such rentals received from such subletting under option (ii) during any month be less than that to be paid during the month by Tenant hereunder, Tenant shall pay any such deficiency to Landlord. Such deficiency shall be calculated and paid monthly. No taking possession of the Premises by Landlord shall be construed as an election on its part to terminate this Lease unless a written notice of such intention be given to Tenant. Notwithstanding any such subletting without termination, Landlord may at any time thereafter elect to terminate this Lease for such then uncured previous default.
          (e) The right to have a receiver appointed for Tenant upon application by Landlord in accordance with applicable laws, to take possession of the Premises and to apply any rental collected from the Premises and to exercise all other rights and remedies granted to Landlord pursuant to this Paragraph 15.

16. DEFAULT BY LANDLORD Landlord shall not be in default unless Landlord fails to perform obligations required of Landlord within a reasonable time, but in no event earlier than (30) days after written notice by Tenant to Landlord (and, after September 1, 2003, to the holder of any first mortgage or deed of trust covering the Premises whose name and address shall have theretofore been furnished to Tenant in writing), specifying wherein Landlord has failed to perform such obligations; provided, however, that if the nature of Landlord's obligations is such that more than thirty (30) days are required for performance, then Landlord shall not be in default if Landlord commences performance within such thirty (30) day period and thereafter diligently prosecutes the same to completion.

17.  RIGHT TO ENCUMBER; SUBORDINATION.

     17.1. Landlord's Interest. In the event Landlord's title to the Premises is encumbered by a deed of trust on or after September 1, 2003, to secure a loan from a lender (hereinafter referred to as "Lender") to Landlord, Tenant shall, at the request of Landlord or Lender, execute in writing an agreement (in form reasonably acceptable to Tenant), subordinating its rights under this Lease (subject to customary nondisturbance protection in favor of Tenant) to the lien of such deed of trust, or, if so requested, agreeing that the lien of Lender's deed of trust shall be or remain subject and subordinate to the rights of Tenant under this Lease. Notwithstanding any such subordination, Tenant's possession under this Lease shall not be disturbed if Tenant is not in default beyond any applicable cure period and so long as Tenant shall pay all Rent and observe and perform all of the provisions set forth in this Lease, and any subordination agreement shall reflect the agreement of the Lender to the same and the Lender's agreement upon any foreclosure to recognize this Lease, including Tenant's Purchase Option under Paragraph 34. hereof. Landlord represents to Tenant that, as of the date of this Lease, the Premises are not presently encumbered by any mortgage, deed of trust or other security device in favor of any Lender. Landlord further agrees that it shall not encumber the Project by the lien of any mortgage, deed of trust or other security device in favor of any Lender during the period prior to September 1, 2003.

     17.2. Tenant's Interest. Tenant hereby agrees that during the Term of this Lease, Tenant shall not encumber or pledge (in any manner whatsoever) its leasehold interest in the Premises.

     18. ENTRY BY LANDLORD. Landlord reserves, and shall at all reasonable times after at least twenty four (24) hours notice (except in emergencies) have, the right to enter the Project to inspect it; to perform any services or to make any repairs if Tenant is then in default in the performance of such obligations under this Lease pursuant to Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default); to submit the Premises to prospective purchasers or mortgagees (and during the last 12 months of the term of this Lease to prospective tenants); to post notices of non-responsibility; and (only if Tenant is then in default in the performance of any of the terms, covenants and conditions of this Lease pursuant to Paragraph 15 of this Lease, i.e. Tenant has received notice of a default under this Lease and the applicable cure period has expired and Tenant has not then cured such default) to alter, improve or repair any Building or any other portion of the Project, all without abatement of Rent, and may erect scaffolding and other necessary structures in or through the Project where reasonably required by the character of the work to be performed; provided, however that the business of Tenant shall be interfered with to the least extent that is reasonably practical. Any entry to the Project by Landlord for the purposes provided for herein shall not under any circumstances be construed or deemed to be a forcible or unlawful entry into or a detainer of the Project or an eviction, actual or constructive, of Tenant from the Project or any portion thereof.
     19. ABANDONMENT. Tenant shall not abandon the Project at any time during the term of this Lease (except that Tenant may vacate so long as it pays Rent and otherwise performs its obligations hereunder), and if Tenant shall abandon or surrender said Project, or be dispossessed by the process of law, or otherwise, any personal property belonging to Tenant and left on the Project shall be deemed to be abandoned, at the option of Landlord.

     20.  DAMAGE OR DESTRUCTION.

          20.1 Destruction. If prior to expiration of the Term, there is a partial or total destruction of any Buildings or other Improvements on the Project from any cause, the provisions of Paragraph 11.8 shall control; provided, however, that if Tenant is entitled to and does terminate this Lease pursuant to Paragraph 20.2 and if Landlord elects to require the hereinafter described removal of any damaged Building or other Improvements, Tenant shall remove the damaged Buildings or other Improvements and restore the affected portions of the Premises as nearly as possible to the condition that existed prior to the construction of the damaged Building and other Improvements. Any and all work described in the prior sentence shall be done at Tenant's expense, with Tenant to be entitled to all associated insurance proceeds and shall be solely entitled to negotiate any insurance claim settlements. Except as expressly provided in Paragraph 20.2 below, Tenant shall have no right to terminate this Lease on account of any damage to or destruction of the Project and no such damage or destruction shall relieve or discharge Tenant from the payment of any Rent or Additional Rent due hereunder or from the performance and fulfillment of any of Tenant's obligations and responsibilities as set forth herein. Notwithstanding any such termination, Tenant shall fully perform any obligation under this Lease relating to an event occurring or circumstances existing prior to the date of termination of this Lease, including the payment of all Rent and any Real Property Taxes which Tenant is obligated to pay hereunder.

          20.2 Limitation on Obligation to Replace. Tenant shall not be obligated to repair or replace any Building or any other Improvements or fixtures situated on or used in connection with the Project if (i) the destruction occurs within the last twenty four (24) months of the Lease Term, and (ii) the repair or replacement of the destroyed building, improvements or fixtures would require more than one hundred eighty (180) days to complete. If Tenant elects to terminate this Lease following such destruction, Tenant shall (1) notify Landlord of such election within twenty (20) days following the date of such damage, (2) execute, acknowledge and deliver to Landlord a deed, in form reasonably satisfactory to Landlord, conveying unto Landlord all right, title and interest herein conveyed to Tenant in and to the Project, (3) thereupon deliver the Project and any remaining portion of any Building or other Improvements to Landlord and (4) assign to Landlord the right to receive any net insurance proceeds that may have been paid or thereafter be payable to Tenant relating to the cost of repairing any such damage to any Building or other Improvements (but excluding Trade Fixtures), net of the cost of collection of such insurance proceeds and any costs incurred by Tenant
(a) in making the Project safe and secure, (b) in making any reasonable repairs or restoration necessitated by the circumstances of any damage or destruction to any Building or other Improvements, and
(c) in removing any Building or other Improvements and restoring the affected portions of the Premises pursuant to the following sentence. Notwithstanding the foregoing, Landlord shall be entitled to require Tenant to remove any damaged Building and Improvements and restore the affected portions of the Premises as nearly as possible to the condition that existed prior to the construction of the damaged Building and other Improvements by delivering written notice of such election within twenty (20) days following Tenant's delivery to Landlord of such cancellation notice. Termination of this Lease shall become effective only upon compliance with the provisions of this subparagraph, but Rent and Additional Rent shall abate as of the date of Tenant's delivery of such cancellation notice. Except in the event of the termination of the Lease as provided above, Tenant shall retain all proceeds of insurance that remain after Tenant has performed its obligations to restore or remove under this Paragraph 20.

          20.3 Waiver. Each of Landlord and Tenant waives the provisions of California Civil Code Sections 1932(2) and 1933(4), and any similar or successor statutes relating to termination of leases when the thing leased is substantially or entirely destroyed, and agrees that any such occurrence shall instead be governed by the terms of this Lease.

     21. EMINENT DOMAIN. If title to all or any part of the Project shall be taken for any public or quasi-public use under any statute, or eminent domain, or by any conveyance to avoid or compromise and settle the same or by private or public purchase in lieu of any such taking, the rights of Landlord and Tenant in such event shall be determined as follows:

          21.1 Total or Partial Taking. The term "total taking" as used in this Paragraph means the taking of all of the Project under the power of eminent domain or a taking of so much of the Project as to prevent or substantially impair the conduct of Tenant's business thereon in Tenant's reasonable discretion. The term "partial taking" means the taking of a portion only of the Project which does not constitute a total taking as above defined.

               If, during the Lease Term, there shall be a total taking by public authority under the power of eminent domain, the leasehold estate of Tenant in or to the Project shall cease and terminate as of the date the actual physical possession shall be taken.

               If, during the Lease Term, there shall be a partial taking of the Project, this Lease shall terminate as to the portion of the Project taken upon the date upon which actual physical possession of said portion of the Project is taken pursuant to eminent domain proceedings, but this Lease shall continue in full force and effect as to the remainder of the Project. The Rent payable by Tenant for the balance of the Lease Term shall be abated in the ratio that the square footage ground area of the Project taken bears to the total ground area of the Project at the time of such taking.

          21.2 Distribution of Award. All compensation and damages awarded for the taking of the land that constitutes a part of the Project or any portion thereof shall, except as otherwise herein provided, belong to and be the sole property of Landlord, and Tenant shall not have any claim or be entitled to any award for diminution in value of its leasehold or for the value of any unexpired Lease Term, provided however that the net amount of any award so received by Landlord (net of the cost of collection) shall constitute a credit against the Purchase Price calculated pursuant to Paragraph 34.4 hereof in the event of the exercise of either the Purchase Option or the Sales Option pursuant to Paragraph 34. All compensation and damages awarded for the taking of any Building or other Improvements, or any portion thereof, shall, except as otherwise herein provided, belong to and be the sole property of Tenant, and Landlord shall not have any claim or be entitled to any award for diminution in value of the land as a result thereof, as severance damages or otherwise. In addition, Tenant shall be entitled to any award specifically awarded by the agency to Tenant for Tenant's moving and relocation costs including the value of personal property and equipment of Tenant which cannot be relocated and Tenant's loss of good will. Notwithstanding the foregoing, in the event of any taking first occurring on or after September 1, 2003, then any compensation and damages awarded for the taking of any Building or other Improvements, or any portion thereof, net of the cost of collection of such award and the cost of repairing the Building or other Improvements, shall belong to and be the sole property of Landlord, provided however that the net amount of any award so received by Landlord (net of such costs of collection and repair) shall constitute a credit against the Purchase Price calculated pursuant to Paragraph 34.4 hereof in the event of the exercise of either the Purchase Option or the Sales Option pursuant to Paragraph 34.

          21.3 Reconstruction. In the event of a partial taking of the Project which does not result in a termination of this Lease pursuant to the foregoing provisions, and subject to Paragraph 8 above, Tenant shall promptly reconstruct or restore the Project and the buildings and all Improvements located thereon so that the remainder of the Project and the buildings and Improvements thereon will be suitable for Tenant's continued use of the Project. Any award for such partial taking of the land portion of the Project shall be available to Tenant for Tenant's use in paying the costs (hard and soft) of the reconstruction or restoration of any sidewalks, driveways, parking lots, landscaping or the like (provided the cost of any such reconstruction or restoration was not otherwise included in the award for the partial taking of any Buildings or other Improvements). Any award for such partial taking of any Buildings or other Improvements shall be available to Tenant for Tenant's use in paying the costs (hard and soft) of the reconstruction or restoration of the Buildings and other Improvements. Any excess amount of such awards shall be divided between Landlord and Tenant as provided above in Paragraph 21.2. Such reconstruction or restoration shall be performed by Tenant, subject to the following provisions:

          A. such reconstruction shall be completed by Tenant as if they were the Initial Improvements in accordance with Paragraph 8, and in a good and workmanlike manner and in conformity to, and with, all requirements pertaining thereto;

          B. all the costs and expenses of such reconstruction shall be paid and borne by Tenant (subject to reimbursement from any award, as provided above); and during the period when such reconstruction is being performed, the monthly Base Rent shall continue without abatement, but adjusted as provided above.

     21.4 Contest. Either Tenant or Landlord may contest any award made on account of any such taking and may prosecute appeals therefrom; provided, however, that all of the costs and expenses thereof shall be paid and borne by the party hereto who so contests the same.

22. SALE OR CONVEYANCE BY LANDLORD. In the event of a sale or conveyance of the Premises or any interest therein by any owner of the reversion then constituting Landlord, upon written assumption by the successor in interest of the obligations and liabilities under this Lease, the transferor shall thereby be released from any then current and any further liability upon any of the terms, covenants or conditions (express or implied) herein contained in favor of Tenant, and in such event, insofar as such transfer is concerned, Tenant agrees to look solely to the responsibility of the successor in interest of such transferor in and to the Premises and this Lease. This Lease shall not be affected by any such sale or conveyance, and Tenant agrees to attorn to the successor in interest of such transferor. Notwithstanding anything to the contrary set forth above, if Landlord sells or otherwise conveys its interest in the Premises, Landlord shall not be relieved of its obligations under the Lease, unless Landlord's successor in interest assumes, in writing, Landlord's obligations under the Lease. Prior to any such sale or conveyance of the Premises or any interest therein, Landlord shall consult with Tenant as contemplated in Paragraph 10.1.

23. ATTORNMENT TO LENDER OR THIRD PARTY. In the event the interest of Landlord in the Premises is on or after September 1, 2003, encumbered by deed of trust, and such interest is thereafter acquired by the Lender or any third party through judicial foreclosure or by exercise of a power of sale at private trustee's foreclosure sale, Tenant hereby agrees, upon receipt of written recognition by the purchaser of Tenant's interest in the Premises under this Lease (including Tenant's Purchase Option), to attorn to the purchaser at any such judicial foreclosure or foreclosure sale and to recognize such purchaser as the Landlord under this Lease. In the event the lien of the deed of trust securing the loan from a Lender to Landlord is prior and paramount to this Lease, this Lease shall nonetheless continue in full force and effect for the remainder of the unexpired Term, at the same Rental herein reserved and upon all the other terms, conditions and covenants herein contained (including Tenant's Purchase Option).

24. HOLDING OVER. Any holding over by Tenant after expiration or other termination of the Lease Term with the written consent of Landlord delivered to Tenant shall not constitute a renewal or extension of the Lease or give Tenant any rights in or to the Project except as expressly provided in this Lease. Any holding over after the expiration or other termination of the Lease Term, with the consent of Landlord, shall be construed to be a tenancy from month to month, on the same terms and conditions herein specified insofar as applicable except that the monthly Base Rent shall be increased to an amount equal to one hundred fifty (150%) percent of the monthly Base Rent required during the last month of the Lease Term.

25. ESTOPPEL CERTIFICATE. Tenant and/or Landlord shall at any time upon not less than ten (10) days prior written notice from the other party execute, acknowledge and deliver to the requesting party a statement in writing (i) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease, as so modified, is in full force and effect) and the date to which the Rent and other charges are paid in advance, if any, and (ii) acknowledging that there are not, to the party's knowledge, any uncured defaults on the part of the requesting party hereunder, or specifying such defaults, if any, are claimed. Any such statement may be conclusively relied upon by any prospective purchaser or encumbrancer of the Premises or any portion of the Project, or any assignee or subtenant of the Project.
A requested party's failure to deliver such statement within such time shall be conclusive upon the requested party that this Lease is in full force and effect, without modification except as may be represented by the requesting party; that there are no uncured defaults in the requesting party's performance, and that not more than one month's Rent has been paid in advance. Landlord and Tenant further agree to appropriately and timely respond to the respective reasonable inquiries of the auditors of the other party, but such response shall be limited to the respective knowledge of the responding party.

26. RIGHT OF LANDLORD TO PERFORM. All terms, covenants and conditions of this Lease to be performed or observed by Tenant shall be performed or observed by Tenant at Tenant's sole cost and expense and without any reduction of Rent. If Tenant shall fail to pay any sum of money, or other Rent, required to be paid by it hereunder or shall fail to perform any other term of covenant hereunder on its part to be performed, and such failure shall continue for twenty (20) days after written notice thereof by Landlord, Landlord, without waiving or releasing Tenant from any obligation of Tenant hereunder, may, but shall not be obliged to, make any such payment or perform any such other term or covenant on Tenant's part to be performed. All sums so paid by Landlord and all necessary costs of such performance by Landlord together with interest thereon at the rate of Bank of America's Prime Rate (or equivalent rate thereof) of interest plus five percent (5%) per annum, but in no event greater then the maximum rate of interest permitted by applicable law, from the date of such payment or performance by Landlord, shall be paid (and Tenant covenants to make such payment) to Landlord within ten (10) business days after demand by Landlord, and Landlord shall have (in addition to any other right or remedy of Landlord) the same rights and remedies in the event of nonpayment by Tenant as in the case of failure by Tenant in the payment of Rent hereunder.
ATTORNEYS' FEES.

     A. In the event that either Landlord or Tenant should bring suit for the possession of the Project, for the recovery of any sum due under this Lease, or because of the breach of any provision of this Lease, or for any other relief against the other party hereunder, then all costs and expenses, including reasonable attorneys' fees, incurred by the prevailing party therein shall be paid by the other party, which obligation on the part of the other party shall be deemed to have accrued on the date of the commencement of such action and shall be enforceable whether or not the action is prosecuted to judgment.
     B. In addition to any other rights of Landlord under this Lease to defense or indemnification by Tenant, should Landlord be named by a third party as a defendant in any suit brought by such third party principally against Tenant in connection with or arising out of Tenant's alleged improper or tortious conduct associated with the Project, Tenant shall pay to Landlord Landlord's reasonable costs and expenses incurred in such suit, including reasonable attorney's fees (but Landlord agrees to cooperate with Tenant in Tenant's efforts to provide a joint defense to such suit or otherwise to minimize the costs of such defense or the settlement of such suit).

28. WAIVER. The waiver by either party of the other party's failure to perform or observe any term, covenant or condition herein contained to be performed or observed by such waiving party shall not be deemed to be a waiver of such term, covenant or condition or of any subsequent failure of the party failing to perform or observe the same or any other such term, covenant or condition therein contained, and no custom or practice which may develop between the parties hereto during the Lease Term shall be deemed a waiver of, or in any way affect, the right of either party to insist upon performance and observance by the other party in strict accordance with the terms hereof.

29. NOTICES. All notices (including, without limitation, any Exercise Notice) , demands, requests, advices or designations which may be or are required to be given by either party to the other hereunder shall be in writing. All notices, demands, requests, advices or designations by Landlord to Tenant shall be sufficiently given, made or delivered if personally delivered to or sent to Tenant by United States certified or registered mail, postage prepaid or by a reputable same day or overnight courier service addressed to Tenant at 950 Page Mill Road, Palo Alto, CA 94303, Attn: Manager Corporate Real Estate ( and if such notice constitutes a notice of default under this Lease or any Exercise Notice or other notice pertaining either to the Purchase Option or the Sales Option, then an additional copy shall be sent to Tenant at 950 Page Mill Road, Palo Alto, CA 94303, Attn:
General Counsel, Legal Department). All notices, demands, requests, advices or designations by Tenant to Landlord shall be sufficiently given, made or delivered if personally delivered to or sent to Landlord by United States certified or registered mail, postage prepaid, or by a reputable same day or overnight courier service addressed to Landlord at its offices at c/o Peery/Arrillaga, 2560 Mission College Blvd., Suite 101, Santa Clara, CA 95054 Attn: Richard
T. Peery. Each notice, request, demand, advice or designation referred to in this Paragraph shall be deemed received on the date of receipt or refusal to accept receipt at the address so provided for notices if sent in the manner herein provided, as the case may be. Either party shall have the right, upon ten (10) days written notice to the other, to change its address for notices as provided herein; however, Landlord shall send Tenant notices to only one address (provided that in the event of a notice of default and any Exercise Notice or other notice pertaining either to the Purchase Option or the Sales Option, Landlord will provide an additional copy of such notice of default to such one additional addressee as may be duly notified by Tenant to Landlord in accordance with the provisions of this Lease).

30. EXAMINATION OF LEASE. Submission of this instrument for examination or signature by either Tenant or Landlord does not constitute a reservation of or option for a Lease, and this instrument is not effective as a lease or otherwise until its execution and delivery by both Landlord and Tenant.

31. CORPORATE AUTHORITY. If Tenant is a corporation (or a partnership), each individual executing this Lease on behalf of said corporation (or partnership) represents and warrants that he or she is duly authorized to execute and deliver this Lease on behalf of said corporation (or partnership) in accordance with the by-laws of said corporation (or partnership in accordance with the partnership agreement) and that this Lease is binding upon said corporation (or partnership) in accordance with its terms. If Tenant is a corporation, Tenant shall, within thirty (30) days after execution of this Lease, deliver to Landlord a certified copy of the resolution of the Board of Directors of said corporation authorizing or ratifying the specific execution of this Lease by the individual executing said Lease. In lieu of said corporate resolution, Tenant may provide Landlord with an outside legal opinion stating that the parties executing this Lease on behalf of Tenant are authorized to do so by the Board of Directors.
CONSENT. Whenever the consent of one party to the other is required hereunder, such consent shall not be unreasonably withheld.

32.  LIMITATION OF LIABILITY.   Except as set forth in the final
sentence of this Paragraph 33, in consideration of the benefits accruing hereunder, Tenant and all successors and assigns to Tenant as respects Tenant's interest under this Lease, covenant and agree that, in the event of any actual or alleged failure, breach or default hereunder by Landlord:

     (A) the sole and exclusive remedy shall be against Landlord's interest in the Project leased herein;

     (B) no constituent member and/or no partner of Landlord shall be sued or named as a party in any suit or action (except as may be necessary to secure jurisdiction of the limited liability company or partnership);

     (C) no service of process shall be made against any constituent member or partner of Landlord (except as may be necessary to secure jurisdiction of the limited liability company or partnership);

     (D) no constituent member or partner of Landlord shall be required to answer or otherwise plead to any service of process;

     (E) no judgment will be taken against any constituent member or partner of Landlord;

     (F) any judgment taken against any constituent member or partner of Landlord may be vacated and set aside at any time without hearing;

     (G) no writ of execution will ever be levied against the assets of any constituent member or any partner of Landlord; and these covenants and agreements are enforceable both by Landlord and also by any constituent member or any partner of Landlord.

     Tenant agrees that each of the foregoing covenants and agreements shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by statute or at common law with respect to this Lease. Notwithstanding the foregoing provisions of this Paragraph 33, such provisions shall not apply to, and Tenant shall in no event be prohibited from pursuing any remedy against Landlord, including seeking specific performance to enforce its rights under the provisions of Paragraph 34 of this Lease, in the event of Landlord's failure to perform any of its obligations under Paragraph 34 of this Lease (relating to the Purchase Option or Sales Option) or under the Purchase Agreement to be delivered pursuant to the exercise of either the Purchase Option or the Sales Option.

34.  OPTION TO PURCHASE AND SELL.

     34.1 Grant of Option. Landlord hereby grants to Tenant an option to purchase the Premises "as is", without any warranties or representations from Landlord, on the terms and conditions contained in this Paragraph 34 (the "Purchase Option"). If Tenant exercises the Purchase Option, Tenant shall purchase from Landlord and Landlord shall sell and convey to Tenant by grant deed fee title to the Premises for the Purchase Price (as defined below) and on the terms set forth in this Paragraph 34. Landlord shall also have the option (the "Sales Option") to elect to sell and to require Tenant to purchase Landlord's interest in the Premises on the terms and conditions contained in this Paragraph 34. In the event either Landlord or Tenant exercises its respective Option, the parties shall execute a purchase agreement in the form attached hereto as Exhibit D ("Purchase Agreement").

     34.2 Exercise of Sales Option. At any time prior to the date of August 31, 2001, Landlord shall be entitled to exercise the Sales Option. Landlord shall exercise the Sales Option, if at all, by (i) delivering to Tenant written notice (the "Sales Notice") of Landlord's intention to exercise the Sales Option which notice shall include the Closing Date selected by Landlord as described in Paragraph 34.6 below, and (ii) delivering to Tenant three originals of the Purchase Agreement duly completed and executed by Landlord. Promptly following receipt of the foregoing items, Tenant shall execute the three originals of the Purchase Agreement. Tenant shall then deliver one such original to Landlord, one such original to the Escrow Agent as provided for in the Purchase Agreement, and retain one for its own records. If Tenant defaults in performing its obligations as provided in the Purchase Agreement to purchase the Premises following delivery by Landlord of the Sale Notice, then the Purchase Option defined hereinbelow shall lapse and be of no further force or effect and Landlord shall be entitled to compel Tenant to purchase the Premises by bringing an action for specific performance respecting said purchase obligation.

     34.2 Exercise of Purchase Option. The Purchase Option may be exercised by Tenant at any time following the date of August 31, 2000, unless the Purchase Option has lapsed pursuant to the terms of this Paragraph 34. Tenant shall exercise the Purchase Option, if at all, by (i) delivering to Landlord written notice (the "Exercise Notice") of Tenant's intention to exercise the Purchase Option which notice shall include the Closing Date selected by Tenant as described in Paragraph 34.6 below, and (ii) delivering to Landlord three originals of the Purchase Agreement duly completed and executed by Tenant. Promptly following receipt of the foregoing items, Landlord shall execute the three originals of the Purchase Agreement, then deliver two of those originals to Tenant. Tenant shall deliver one such original to the Escrow Agent as provided for in the Purchase Agreement, and retain one for its own records.

     34.4 Purchase Price. Upon exercise of the Sale Option or the Purchase Option as herein provided, Tenant shall be obligated to purchase, and Landlord shall be obligated to sell, the Premises at a purchase price (the "Purchase Price") determined as follows: (i) if Landlord gives the Sale Notice to Tenant, then the Purchase Price shall be the sum of Sixteen Million Nine Hundred Seventy Thousand Nine Hundred Ninety-Seven Dollars ($16,970,997), (ii) if Tenant gives an Exercise Notice to Landlord, which, in accordance with the provisions of Paragraph 34.3 above, provides for the Closing Date to occur on or prior to September 30, 2002, then the Purchase Price shall be the sum Sixteen Million Nine Hundred Seventy Thousand Nine Hundred Ninety-Seven Dollars ($16,970,997), and (iii) if Tenant gives an Exercise Notice to Landlord which, in accordance with the provisions of Paragraph 34.3 above, provides for the Closing Date to occur after September 30, 2002, then the Purchase Price shall be determined by multiplying: (A) the sum of Sixteen Million Nine Hundred Seventy Thousand Nine Hundred Ninety-Seven Dollars ($16,970,997) by (B) the Purchase Price Adjustment Factor. The "Purchase Price Adjustment Factor" shall be that fraction, the numerator of which is the Index published for the month of September immediately prior to the Closing Date set forth in the Exercise Notice, and the denominator of which is the Index published for the month of September 2001.

     34.5 Transfer of Title. Subject to the "Permitted Exceptions" as provided in Section 3.2 of the Purchase Agreement, Landlord shall convey to Tenant at the Close of Escrow by grant deed (the "Grant Deed"), fee title to the Premises free of all monetary liens and encumbrances, except for non-delinquent real property taxes and assessments and free of any exceptions to title caused by any acts or wrongful omissions of Landlord which were not otherwise caused or consented to by Tenant. Landlord shall also assign to Tenant at Close of Escrow all of Landlord's interest in this Lease and any reversionary or other interest in any Buildings or other Improvements then or thereafter to be constructed on the Premises. Tenant's obligation to purchase shall be conditioned upon its obtaining at Close of Escrow an ALTA extended coverage title insurance policy naming Tenant as the insured party in the amount of the Purchase Price, showing fee title to the Premises and the Project vested in Tenant free of all such monetary liens and encumbrances other than the "Permitted Exceptions" as provided in Section 3.2 of the Purchase Agreement. Landlord agrees that, following the date of this Lease, Landlord shall not take any actions, or wrongfully omit to take any action (excepting only actions that are the obligation of Tenant under this Lease) that would cause any new exceptions to title to the Premises or the Project to arise without the prior written consent of Tenant, which consent Tenant may withhold in its reasonable discretion.

     34.6 Escrow.

          A. Close of Escrow. If Landlord exercises the Sale Option, then the date for the Close of Escrow (the "Closing Date") shall be as selected by Landlord, but no sooner than forty-five (45) days following the date of delivery of the Sale Notice to Tenant. If Tenant exercises the Purchase Option, then the Closing Date shall be as selected by Tenant, but no sooner than one (1) year following the date of the delivery of the Exercise Notice to Landlord. If any date so selected as the Closing Date is not a business day, then the next occurring business day shall be the Closing Date. The "Close of Escrow" shall be deemed to occur at the moment the Grant Deed is recorded in the County Recorder's Office.

          B. Closing Costs. The Purchase Price shall be paid to Landlord by Tenant in cash net of all customary closing costs, escrow fees, transfer taxes and/or other customary closing costs, all of which shall be paid by Tenant. Notwithstanding the foregoing, Landlord shall bear its own attorney's fees, if any, any costs and expenses incurred in clearing any title issues caused by Landlord as provided in Paragraph 34.5, in prepaying or releasing any financing obtained by Landlord, or in connection with any Exchange for the benefit of Landlord.

          C. Prorations in Escrow. Current rents and other payments (if any) received as of the Close of Escrow by Landlord under this Lease shall be prorated through the Escrow as of the Close of Escrow.

     34.7 Cooperate with Tax-Free Exchange. In the event that the Sale Option or the Purchase Option is exercised, each party agrees to cooperate in any reasonable manner requested by the other, in order to accomplish any like-kind exchange (the "Exchange") for the Premises pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, so long as (i) the cooperating party incurs no additional cost as the result of such cooperation, (ii) is not required to take or hold title to other property and (iii) the Closing Date is not extended by more than three (3) months from the date selected pursuant to Paragraph 34.6. Each Party shall remain fully liable to the other for any breach of its obligations or any of its representations and warranties under this Lease and the Purchase Agreement, regardless of any assignment of this Lease to any third party intermediary in the Exchange.

35.  MEMORANDUM OF LEASE.

     35.1 Upon the execution of this Lease, the parties hereto will also execute and acknowledge the memorandum of lease in the form attached hereto as Exhibit E for the purposes of recording at either party's election.

36.  MISCELLANEOUS AND GENERAL PROVISIONS.

     A. This Lease shall in all respects be governed by and construed in accordance with the laws of the State of California. If any provision of this Lease shall be invalid, unenforceable or ineffective for any reason whatsoever, all other provisions hereof shall be and remain in full force and effect.
     B. The term "Landlord" or any pronoun used in place thereof includes the plural as well as the singular and the successors and assigns of Landlord. The term "Tenant" or any pronoun used in place thereof includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations, and their and each of their respective heirs, executors, administrators, successors and permitted assigns, according to the context hereof, and the provisions of this Lease shall inure to the benefit of and bind such heirs, executors, administrators, successors and permitted assigns. The term "person" includes the plural as well as the singular and individuals, firms, associations, partnerships and corporations. Words used in any gender include other genders. If there be more than one Tenant the obligations of Tenant hereunder are joint and several. The paragraph headings of this Lease are for convenience of reference only and shall have no effect upon the construction or interpretation of any provision hereof.

     C. Time is of the essence of this Lease and of each and all of its provisions.

     D. At the expiration or earlier termination of this Lease, Tenant shall execute, acknowledge and deliver to Landlord, within ten
(10) days after written demand from Landlord to Tenant, any quitclaim deed or other document required by any reputable title company, licensed to operate in the State of California, to remove the cloud or encumbrance created by this Lease from the Premises.

     E. This instrument along with any exhibits and attachments hereto constitutes the entire Agreement between Landlord and Tenant relative to the Premises and the Project and this agreement and the exhibits and attachments may be altered, amended or revoked only by an instrument in writing signed by both Landlord and Tenant. Landlord and Tenant agree hereby that all prior or contemporaneous oral agreements between and among themselves and their agents or representatives relative to the leasing of the Premises are merged in or revoked by this agreement.

     F. Tenant further agrees, following the period of September 1, 2003, to execute any tenant estoppel certificates in favor of Lender as may be reasonably requested by Landlord in order for Landlord thereafter to obtain financing for the Premises.

     G. All Paragraphs listed in the Lease Summary as additional paragraphs are added hereto and are included as a part of this Lease.

     H. Clauses, plats and riders, if any, signed by Landlord and Tenant and endorsed on or affixed to this Lease are a part hereof.

     I. Tenant covenants and agrees that no diminution or shutting off of light, air or view by any structure which may be hereafter erected (whether or not by Landlord) on real property other than the Premises shall in any way affect his Lease, entitle Tenant to any reduction of Rent hereunder or result in any liability of Landlord to Tenant.

     J. The voluntary or other surrender of this Lease or the Premises by Tenant or a mutual cancellation of this Lease shall not work as a merger and, at the option of Landlord, shall either terminate all or any existing subleases or subtenancies or operate as an assignment to Landlord of all or any such subleases or subtenancies.

37. BROKERS. Landlord shall not be responsible or liable for the payment of commission to Catalyst Real Estate Group or any third party broker in connection with the negotiation or consummation of this Lease (or the purchase of the Premises by Tenant). Tenant agrees to pay a commission to Catalyst Real Estate Group pursuant to the terms of their separate written agreement, and to indemnify and hold Landlord harmless from any cost, expense, or liability for any compensation, commission or charges claimed by any realtor, broker, or agent, with respect to this Lease or the negotiation of this Lease or the potential sale of the Premises pursuant to Paragraph 34. Except as provided above, each of Landlord and Tenant represents and warrants to the other that no party is entitled to any real estate brokerage or salesperson commission or any finders' fee as a result of such party's action in connection with the leasing of the Premises to Tenant or the potential sale of said Premises as provided for in Paragraph 34. Each of Landlord and Tenant shall save, protect, defend, indemnify and hold the other harmless from and against any claim to the contrary by any salesperson, broker or finder based upon such salesperson's, broker's or finder's relationship with such party.

     IN WITNESS WHEREOF, Landlord and Tenant have executed and delivered this Lease as of the day and year last written below.

LANDLORD:                        TENANT:

Richard T. Peery, as Trustee     ALZA Corporation,
Under Trust Agreement dated      a Delaware corporation
July 20, 1977, as Amended
(Richard T. Peery Separate
Property Trust)

By: /s/ Richard T. Peery         By: s/ Gary V. Fulscher
     Richard T. Peery, Trustee          Gary V. Fulscher

Date: September 12, 1997                Gary V. Fulscher
                                    (Typed or Printed Name)

John Arrillaga, as Trustee       Title: Senior Vice President,
under Trust Agreement dated             Commerical Services
July 20, 1977, as amended(John
Arrillaga Survivor's Trust,      Date: September 12, 1997
formerly known as the
Arrillaga Family Trust)


By: /s/John Arrillaga
    John Arrillaga, Trustee

Date: September 12, 1997